Exhibit 99.1

Point Therapeutics Announces New Data Evaluating Its Lead Compound, Talabostat,
                            in Four Distinct Cancers

    BOSTON--(BUSINESS WIRE)--May 31, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that new data evaluating talabostat's anti-tumor activity in Phase 2 studies in advanced chronic lymphocytic leukemia (CLL), metastatic melanoma, metastatic colorectal cancer and in a preclinical osteosarcoma model will be presented in four separate presentations at the 42nd American Society of Clinical Oncology (ASCO) Annual Meeting in Atlanta, Georgia. These studies support Point Therapeutics' clinical program, which includes two Phase 3 trials in metastatic non-small cell lung cancer and Phase 2 trials in advanced CLL, metastatic melanoma and metastatic pancreatic cancer.
    "We believe that these presentations underscore talabostat's potential use in a wide range of cancers," said Don Kiepert, President and CEO of Point Therapeutics. "We are pleased that Point has two posters accepted for presentation--one on our Phase 2 study of talabostat and rituximab in advanced CLL and another on our Phase 2 study of talabostat and cisplatin in Stage IV metastatic melanoma patients. There will also be investigator presentations of a pharmacodynamic study of talabostat in metastatic colorectal cancer patients and a preclinical study of talabostat's anti-metastatic properties in an osteosarcoma model."
    Talabostat is an oral, targeted therapy, which is currently in clinical development for potential use in oncology. Talabostat is a known dipeptidyl peptidase (DPP) inhibitor. DPPs are enzymes that appear to regulate several different physiological processes including those involved in tumor growth and host responses to cancer, type 2 diabetes, and immune responses to vaccines. The Company believes that talabostat employs a novel dual mechanism of action by (1) targeting a DPP called fibroblast activation protein (FAP) that is uniquely expressed in the tumor stroma, or connective tissue of the tumor, while (2) concurrently stimulating the immune system, enabling the body to promote its natural ability to attack tumors.

    Details of talabostat data that will be presented at ASCO are:

    Saturday, June 3rd: 8:00 a.m. - 12:00 p.m.
    -- Phase II pharmacodynamic study of the fibroblast activation protein inhibitor Val-boro-Pro in patients with metastatic colorectal cancer (Abstract #3594) - Building B, Level 1, Hall B5, Poster #P10 - Fox Chase Cancer Center, lead author: Dr. Jonathan Cheng
    -- Phase II study of talabostat and rituximab in fludarabine/rituximab-resistant or refractory patients with CLL (Abstract # 6598) - Building B, Level 1, Hall B5, Poster #EE6 -Indiana Oncology and Hematology Consultants, lead author: Dr. Khuda Khan

    Sunday, June 4: 8:15 a.m
    -- Reduction of murine osteosarcoma lung metastases using the dipeptidyl peptidase inhibitor, talabostat (Abstract #9009) - Building B, Level 2, Room B211 - National Cancer Institute, lead author: Dr. Su Young Kim

    Monday, June 5: 1:00 p.m. - 5:00 p.m.
    -- Phase 2 trial of talabostat and cisplatin in patients with stage IV melanoma (Abstract #8040) - Building B, Level 1, Hall B5, Poster #A11 - Mary Crowley Medical Research Center, lead author: Dr. Casey Cunningham

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedules to," "projects," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-K for the quarter ended March 31, 2006 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508